For the annual period ended October 31, 1997
File number 811-7672


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


An  Annual  Meeting of Shareholders  was  held  on
April  15, 1997.  At such meeting the shareholders
approved  the  selection  of  auditors   and   the
election of directors.  Pursuant to Instruction  2
to this Sub-Item, information as to these matters has not been included in this Attachment.